Exhibit 99.1

EDITORIAL CONTACTS:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

Neil Rees (U.K.)
+44 186 529 1472
neil_rees@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Agilent Technologies to Close Nuclear Magnetic Resonance Business

SANTA CLARA, Calif., Oct. 14, 2014 - Agilent Technologies Inc. (NYSE: A) today announced it is exiting its Nuclear Magnetic Resonance business. Agilent entered the NMR business in 2010, with the acquisition of Varian. Since then, the business has not met growth and profitability objectives.

“Today’s announcement represents a difficult decision necessary to drive improved profitability,” said Mike McMullen, president and chief operating officer, and CEO-elect. “The NMR team has been extremely dedicated and has made many excellent contributions. However, this action is a step in ensuring that our investments are placed on higher-value life sciences, applied markets and diagnostics solutions that will continue to drive growth across the company.”

Agilent will stop taking new NMR system orders immediately, but the company will continue to meet customer commitments for orders in progress and for ongoing support contracts. Agilent will continue to provide service on all installed NMR systems.

The company expects that this decision will eliminate about 300 jobs, mostly within the next 12 months. The majority of the affected positions are located in Yarnton, U.K., and Santa Clara, California.

Today’s announcement is part of Agilent’s strategy to address the business shortfalls of its Research Products Division. In early 2013 Agilent announced its exit of the OEM and Specialty Magnet business and later the MRI business to focus resources on the core

NMR portfolio. Despite these adjustments, the NMR business has continued to fall short of growth and profitability objectives.

To cover the cost of exiting this business, Agilent will take an approximate $72 million restructuring charge in the fourth quarter. It expects a $20 million to $30 million decline in revenues in fiscal year 2015 due to the NMR business closure, but a positive impact of about $10 million in operating profit in FY15.

For the fourth quarter of 2014, Agilent anticipates non-GAAP earnings per share of $0.87 to $0.91, and projects revenues to be negatively affected by currency at about $13 million, and lower NMR-related revenues by about $12 million.

Keysight has posted its investor roadshow slide deck on its website at www.investor.keysight.com. “New Agilent” will post its investor roadshow slide deck on Friday, Oct. 17, after the market closes at www.investor.agilent.com.

About NMR

Nuclear magnetic resonance (NMR) spectroscopy is an analytical chemistry technique used in quality control and research for determining the content and purity of a sample as well as its molecular structure. It is used primarily in academia and government, the pharmaceutical, biotech and chemical industries.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in chemical analysis, life sciences, diagnostics, electronics and communications. The company’s 20,600 employees serve customers in more than 100 countries. Agilent had revenues of $6.8 billion in fiscal 2013. Information about Agilent is available at www.agilent.com.

On Sept. 19, 2013, Agilent announced plans to separate into two publicly traded companies through a tax-free spinoff of its electronic measurement business. The new company is named Keysight Technologies, Inc. The separation is expected to be completed in early November 2014.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding the separation of Agilent’s electronic measurement business; future revenues, earnings and profitability; the future demand for the company’s products and services; and customer expectations. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses; unforeseen changes in the demand for current and new products, technologies, and services; customer purchasing decisions and timing, and the risk that we are not able to realize the savings expected from integration and restructuring activities.

In addition, other risks that Agilent faces include those detailed in Agilent’s filings with the Securities and Exchange Commission, including our latest Form 10-K and Form 10-Q. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

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